EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-133184 on Form S-1 and the Registration Statement No. 333-136297 on Form S-1 of Neiman Marcus, Inc. and in the related Prospectus Supplements of our reports dated September 18, 2012, with respect to the consolidated financial statements and schedule of Neiman Marcus, Inc. and the effectiveness of internal control over financial reporting of Neiman Marcus, Inc. included in this Annual Report (Form 10-K) for the year ended July 28, 2012.

/s/ ERNST & YOUNG LLP

Dallas, Texas

September 18, 2012